EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Basingstoke, UK and Philadelphia, US – March 26, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announces the release on March 25, 2008, of ordinary shares of 5 pence in the capital of Shire plc (“Shares”) in connection with the Shire Long Term Incentive Plan (“LTIP”).

In accordance with the rules of the LTIP, the following Shares were released:

Name of PDMR	Number of Shares
Released

Mr M Emmens	75,408
Mr A Russel	46,634
Ms T May	30,746
Mr J Rus	23,365
Ms A Graham	18,843

The LTIP awards were subject to performance criteria and, in accordance with the rules of the LTIP, the number of Shares to be released was approved by the Remuneration Committee in 2007.  Whilst the performance period is measured over three years, the Shares are only released after the fourth anniversary of the grant. The LTIP awards were satisfied by way of a cash payment, being a sum equal to the cash equivalent of the number of Shares released.  The cash equivalent was determined by using the middle market quotation of the Shares on the business day preceding the day on which entitlement arose.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Registered in England 5492592  Registered Office as above

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Hampshire International Business Park
Chineham Basingstoke
Hampshire RG24 8EP
United Kingdom
Tel +44 (0)1256 894000
Fax +44 (0)1256 894708
www.shire.com

Press Release

Registered in England 5492592 Registered Office as above